American Mutual Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$201,095
Class B	$5,250
Class C	$7,837
Class F1	$7,092
Class F2	$2,542
Total	$223,816
Class 529-A	3,951
Class 529-B	$422
Class 529-C	$842
Class 529-E	$192
Class 529-F1	$173
Class R-1	$257
Class R-2	$1,662
Class R-3	$2,956
Class R-4	$1,727
Class R-5	$1,978
Class R-6	$7,491
Total	$21,651

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3700
Class B	$0.2803
Class C	$0.2755
Class F1	$0.3662
Class F2	$0.3959
Class 529-A	$0.3612
Class 529-B	$0.2688
Class 529-C	$0.2711
Class 529-E	$0.3275
Class 529-F1	$0.3849
Class R-1	$0.2821
Class R-2	$0.2709
Class R-3	$0.3287
Class R-4	$0.3673
Class R-5	$0.3971
Class R-6	$0.4032

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	541,826
Class B	17,507
Class C	28,686
Class F1	20,667
Class F2	7,161
Total	615,847
Class 529-A	11,522
Class 529-B	1,514
Class 529-C	3,262
Class 529-E	620
Class 529-F1	484
Class R-1	1,059
Class R-2	6,247
Class R-3	9,791
Class R-4	6,162
Class R-5	5,779
Class R-6	21,090
Total	67,530

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.21
Class B	$24.02
Class C	$23.96
Class F1	$24.14
Class F2	$24.21
Class 529-A	$24.17
Class 529-B	$24.08
Class 529-C	$24.07
Class 529-E	$24.10
Class 529-F1	$24.20
Class R-1	$24.04
Class R-2	$24.01
Class R-3	$24.08
Class R-4	$24.15
Class R-5	$24.21
Class R-6	$24.21